SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]


Check the appropriate box:


[ ] Preliminary Proxy Statement
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to \s 240.142-11/copyright/ or \s 240.142-12
[ ] Confidential, For Use of the Commission Only
    (as permitted by Rule 14a-6(e) (2))



                           KOS PHARMACEUTICALS, INC.
               (Name of Registrant as Specified in Its Charter)


Payment of Filing Fee (Check the appropriate box):


[x] No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount previously paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                                [KOS LETTERHEAD]








                                                    March 25, 1998


To Our Shareholders:


     On behalf of the Board of Directors of Kos Pharmaceuticals, Inc. (the "Company"), I cordially invite you to attend the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at The Hotel Inter-Continental, 100 Chopin Plaza, Miami, Florida 33131 on April 27, 1998, at 10:00 A.M., local time. A Notice of the Annual Meeting, form of proxy, and a Proxy Statement containing information about the matters to be acted upon at the Annual Meeting are enclosed.


     We urge you to attend the Annual Meeting. It is an excellent opportunity for the Company's management to discuss the Company's progress with you in person.


     Whether in person or by proxy, it is important that your shares be represented at the Annual Meeting. To ensure your participation in the Annual Meeting, regardless of whether you intend to attend in person, please complete, sign, date, and return the enclosed proxy promptly. If you attend the Annual Meeting, you may revoke your proxy at that time and vote in person, even if you have previously returned your form of proxy, by following the procedures set forth in the Proxy Statement.


     We look forward to seeing you on April 27.



                                        Yours truly,


                                        /S/ DANIEL M. BELL
                                        -----------------------
                                        Daniel M. Bell
                                        President and
                                        Chief Executive Officer

                           KOS PHARMACEUTICALS, INC.
                      1001 BRICKELL BAY DRIVE, 25TH FLOOR
                             MIAMI, FLORIDA 33131

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                      TO BE HELD ON MONDAY, APRIL 27, 1998

                               ----------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders ("Annual Meeting") of Kos Pharmaceuticals, Inc. (the "Company") will be held at The Hotel Inter-Continental, 100 Chopin Plaza, Miami, Florida 33131 on April 27, 1998, at 10:00 A.M., for the following purposes:


     1. To elect eight directors of the Company to serve until the 1999 Annual Meeting of Shareholders;


     2. To ratify the appointment of Arthur Andersen LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1998; and


     3. To transact such other business as may properly come before the meeting or any adjournment or postponements thereof.


     The Board of Directors has fixed the close of business on March 12, 1998, as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.


ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY, AND VOTE THEIR SHARES IN PERSON.


                                        BY ORDER OF THE BOARD OF DIRECTORS,


                                        /s/ Daniel M. Bell

                                        DANIEL M. BELL
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER


Miami, Florida
March 25, 1998

                           KOS PHARMACEUTICALS, INC.
                      1001 BRICKELL BAY DRIVE, 25TH FLOOR
                             MIAMI, FLORIDA 33131


                        ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON APRIL 27, 1998

                               ----------------

                                PROXY STATEMENT

                               ----------------

                    TIME, DATE, AND PLACE OF ANNUAL MEETING



     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Kos Pharmaceuticals, Inc. (the "Company") of proxies from the holders of the Company's Common Stock, par value $.01 per share (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held at 10:00 A.M. on April 27, 1998, at The Hotel Inter-Continental, 100 Chopin Plaza, Miami, Florida 33131, and at any adjournments or postponements thereof (the "Annual Meeting"), pursuant to the enclosed Notice of Annual Meeting.


     The approximate date this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is March 25, 1998. Shareholders should review the information provided herein in conjunction with the Company's Annual Report to Shareholders, which accompanies this Proxy Statement. The Company's principal executive offices are located at 1001 Brickell Bay Drive, 25th Floor, Miami, Florida 33131, and its telephone number is (305) 577-3464.



                         INFORMATION CONCERNING PROXY


     The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.


     The cost of preparing, assembling, and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders, and the enclosed proxy will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                        PURPOSES OF THE ANNUAL MEETING


     At the Annual Meeting, the Company's shareholders will consider and act upon the following matters:


     1. To elect eight directors of the Company to serve until the 1999 Annual Meeting of Shareholders;


     2. To ratify the appointment of Arthur Andersen LLP as the Company's independent certified public accountants for the year ending December 31, 1998; and


     3. To transact such other business as may properly come before the Meeting or any adjournment or postponements thereof.


     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth herein) will be voted (a) for the election of the respective nominees for director named below and (b) in favor of the appointment of Arthur Andersen LLP as the Company's independent certified public accountants. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shareholder's shares will be voted in accordance with the specification so made.


                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS


     The Board of Directors has set the close of business on March 12, 1997, as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 17,165,695 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting.


     The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. The affirmative votes of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting will be required for approval of the proposals to elect eight directors of the Company to serve until the 1999 Annual Meeting of Shareholders, ratify the appointment of Arthur Andersen LLP as the Company's independent certified public accountants for the year ending December 31, 1998, and any other matter that may be submitted to a vote of the shareholders. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the Meeting before adjournment is taken.


     Prior to the Annual Meeting, the Company will select one or more inspectors of election for the Meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the Meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive, count, and tabulate ballots and votes, and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.


     A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner's shares with respect to the election of directors and other matters addressed at the Annual Meeting. Any such shares that are not represented at the Annual Meeting, either in person or by proxy, will not be considered to have cast votes on any matters addressed at the Annual Meeting.

                     SECURITY OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS


     The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of February 28, 1998, by: (i) each person known to the Company to beneficially own more than 5% of the Common Stock; (ii) the Company's Named Executive Officers (as defined below); and
(iii) all directors and executive officers of the Company as a group. The calculation of the Percentage of Outstanding Shares is based on 17,165,695 Shares outstanding on February 28, 1998. Except as otherwise indicated, each shareholder named has sole voting and investment power with respect to such shareholder's shares.


                                                        AMOUNT OF BENEFICIAL OWNERSHIP
                                                               OF COMMON STOCK
                                                  ------------------------------------------
                                                      TOTAL SHARES          PERCENTAGE OF
NAME OF BENEFICIAL OWNER                           BENEFICIALLY OWNED     OUTSTANDING SHARES
-----------------------------------------------   --------------------   -------------------
Michael Jaharis(1) ............................         8,570,070                49.9%
Daniel M. Bell(2) .............................           600,026                 3.4%
Robert E. Baldini(3) ..........................            50,001                   *
David J. Bova(4) ..............................           279,101                 1.6%
Anthony J. Cutie, Ph.D.(5) ....................            50,201                   *
David L. Heatherman(6) ........................            10,001                   *
Frederick A. Sexton(7) ........................            20,173                   *
John Brademas, Ph.D. ..........................                --                  --
Steven Jaharis, M.D.(8) .......................             5,001                   *
Louis C. Lasagna, M.D. ........................                --                  --
Mark Novitch, M.D. ............................                --                  --
Frederick B. Whittemore .......................                --                  --
All Executive Officers and Directors
 as a group (13 persons)(9) ...................         9,584,574                52.7%
5% SHAREHOLDERS:
The Capital Group Companies, Inc.(10) .........         1,413,700                 8.2%
333 South Hope Street
Los Angeles, CA 90071

----------------

       *  Less than 1 percent
      (1) Includes one share that Mr. Jaharis owns jointly with his wife, 7,610,000 shares held by Kos Holdings, Inc., and
          960,069 shares held by Kos Investments, Inc. Mr. Jaharis is the controlling shareholder of both Kos Holdings, Inc.
          and Kos Investments, Inc.
      (2) Includes 600,000 shares of Common Stock that may be purchased by Mr. Bell pursuant to an option, which is currently exercisable. Does not include any shares of Common Stock owned by Kos Holdings, Inc., in which Mr. Bell has an indirect ownership of less than ten percent interest through Kos Investments, Inc.
      (3) Consists of 50,000 shares of Common Stock that may be purchased by Mr. Baldini pursuant to an option, which is currently exercisable.
      (4) Includes 275,000 shares of Common Stock that may be purchased by Mr. Bova pursuant to an option, which is currently exercisable.
      (5) Includes 50,000 shares of Common Stock that may be purchased by Dr. Cutie pursuant to an option, which is currently exercisable. Also includes 200 shares of Common Stock owned by Dr. Cutie's son, with respect to which Dr. Cutie disclaims beneficial ownership.
      (6) Includes 10,000 shares of Common Stock that may be purchased by Mr. Heatherman pursuant to an option, which is currently exercisable.
      (7) Consists of 20,000 shares of Common Stock that may be purchased by Mr. Sexton pursuant to an option, which is currently exercisable. Also includes 172 shares of Common Stock owned by Mr. Sexton's wife, with respect to which
          Mr. Sexton disclaims beneficial ownership.
      (8) Consists of 5,000 shares of Common Stock that may be purchased by Dr. Jaharis pursuant to an option, which is currently exercisable. Does not include any shares of Common Stock owned by Kos Holdings, Inc. in which Dr. Jaharis has an indirect ownership interest through Kos Investments, Inc. of less than ten percent.
      (9) Includes 1,010,000 shares of Common Stock issuable upon exercise of options which are currently exercisable.
     (10) As reported in the most recent Schedule 13G filed by The Capital Group Companies, Inc. ("Capital Group"). As noted in its most recently filed Schedule 13G, Capital Group does not have sole voting power over the Company's Common Stock that may be beneficially owned by Capital Group, and Capital Group has disclaimed beneficial ownership of all such shares.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS


     At the Annual Meeting, eight directors are to be elected to hold office until the 1999 Annual Meeting of Shareholders and until their successors have been elected and qualified. The eight nominees for election as directors are Michael Jaharis, Daniel M. Bell, Robert E. Baldini, John Brademas, Steven Jaharis, Louis C. Lasagna, Mark Novitch, and Frederick B. Whittemore. Each nominee is currently a member of the Board of Directors. Information concerning each of the nominees is set forth below. The persons named in the enclosed proxy card have advised that, unless otherwise directed on the proxy card, they intend to vote FOR the election of the nominees. Should any nominee become unable or unwilling to accept nomination or election for any reason, votes will be cast for a substitute nominee designated by the Board of Directors, which has no reason to believe the nominees named will be unable or unwilling to serve if elected.


RECOMMENDATION


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES AS DIRECTORS TO SERVE UNTIL THE COMPANY'S 1999 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED.


DIRECTORS



1997 DIRECTORS               AGE    POSITION WITH THE COMPANY
-------------------------   -----   --------------------------------------------
Michael Jaharis              69     Chairman of the Board
Daniel M. Bell               55     President and Chief Executive Officer
Robert E. Baldini            67     Vice Chairman of the Board, Chief Sales and
                                    Marketing Officer
John Brademas, Ph.D.         71     Director(1)
Steven Jaharis, M.D.         38     Director(1)(2)
Louis C. Lasagna, M.D.       75     Director(1)
Mark Novitch, M.D.           65     Director(2)
Frederick B. Whittemore      67     Director(1)(2)

----------------
(1) Member of Audit Committee

(2) Member of Compensation and Stock Option Committee


     MICHAEL JAHARIS, a founder of the Company, has, since its inception and until the Company's Initial Public Offering of its Common Stock ("IPO"), funded the operations of the Company and served as Chairman of the Board. In this position, Mr. Jaharis has been actively involved in the development of the Company's business strategy and in critical implementation decisions. From 1972 until its acquisition by Schering-Plough Corporation ("Schering-Plough") in 1986, Mr. Jaharis served as the President and Chief Executive Officer of Key Pharmaceuticals, Inc. ("Key Pharmaceuticals"). Mr. Jaharis also serves as Chairman of Kos Investments, Inc. and Kos Holdings, Inc., as Trustee of Tufts University, and as Chairman of the Board of Overseers of Tufts University School of Medicine.


     DANIEL M. BELL, a founder of the Company, has served as a Director and as the President and Chief Executive Officer of the Company since its inception. Mr. Bell also serves as a director of Kos Investments, Inc. and Kos Holdings, Inc. and as a director of two private companies in which Kos Investments, Inc. or Michael Jaharis is the largest shareholder. From 1983 to 1986, Mr. Bell was employed by Key Pharmaceuticals and was serving as its Executive Vice President and Chief Operating Officer at the time of its acquisition by Schering-Plough in June 1986.


     ROBERT E. BALDINI has served as Vice Chairman of the Board since July 1996, as a senior marketing consultant to the Company since April 1996, and as the Company's Chief Sales and Marketing Officer since February 1998. In these positions, Mr. Baldini serves as an executive officer of the Company. In addition to performing services for the Company, Mr. Baldini serves as a consultant to, and director of, private and public pharmaceutical and medical device companies. Mr. Baldini is a director of Ascent Pediatrics, Inc. Mr. Baldini served Key Pharmaceuticals from 1982 to 1986 as Senior Vice President of Sales and Marketing. Following its acquisition by Schering-Plough, he continued with the Key Pharmaceuticals Division of Schering-Plough until 1995, last serving as its President.


     JOHN BRADEMAS, PH.D. has served as a Director of the Company since the completion of the Company's IPO. Dr. Brademas has been President Emeritus of New York University since 1992. Prior to 1992, he was President of New York University for eleven years and was the U.S. Representative in Congress for Indiana's Third District for twenty-two years. Dr. Brademas serves as a director of Texaco, Inc., Oxford University Press-USA, Scholastic, Inc., and Loews Corporation. He is a former Chairman of the Federal Reserve Bank of New York and a former director of the New York Stock Exchange.


     STEVEN JAHARIS, M.D. has served as a Director of the Company since its inception. Dr. Jaharis has been a practicing physician since 1990 and currently serves as a family practitioner at Rush Prudential H.M.O. Dr. Jaharis is the son of Michael Jaharis.


     LOUIS C. LASAGNA, M.D. has served as a Director of the Company since the completion of the Company's IPO. Dr. Lasagna has served as the Dean of the Sackler School of Graduate Biomedical Sciences at Tufts University since 1984. Dr. Lasagna serves as a director of Astra U.S.A. Inc., a subsidiary of Astra AB, R. P. Scherer Corp., and serves on the scientific advisory board of BioSpecifics Technologies Corporation.


     MARK NOVITCH, M.D. has served as a Director of the Company since the completion of the Company's IPO. Dr. Novitch served as Professor of Health Care Sciences at George Washington University from 1994 to 1997 and presently serves as Adjunct Professor. Dr. Novitch was with The Upjohn Company from 1985 to 1993, last serving as its Vice Chairman. From 1971 to 1985, Dr. Novitch was with the FDA, serving as Deputy Commissioner from 1981 to 1985. Dr. Novitch serves as a director of Alteon, Inc., Guidant Corporation, Neurogen Corporation, and Calypte Biomedical, Inc.


     FREDERICK B. WHITTEMORE has served as a Director of the Company since the completion of the Company's IPO. Mr. Whittemore has been with Morgan Stanley Group since 1958 and presently serves as Advisory Director. Mr. Whittemore also serves as a director of Chesapeake Energy Corporation, PartnerRe Holdings, Ltd., Integon, Inc., Ecofin Limited, Maxcor Financial Group, Inc., Sunlife of New York, and Southern Pacific Petroleum N.L.


OTHER 1997 EXECUTIVE OFFICERS


NAME                         AGE    POSITION WITH THE COMPANY
-------------------------   -----   ----------------------------------------------------
David J. Bova                52     Senior Vice President, Research and Development
Duncan H. Cocroft            54     Senior Vice President, Chief Administrative Officer
Anthony J. Cutie, Ph.D.      54     Vice President, Aerosol Research & Development
David L. Heatherman          51     Vice President, Sales
Frederick A. Sexton          38     Vice President, Technical Operations

     DAVID J. BOVA, a founder of the Company, has directed the Company's product development efforts since inception and now serves as Senior Vice President, Research and Development. Prior to the founding of Kos, Mr. Bova was at Key Pharmaceuticals from 1981 until its acquisition by Schering-Plough; he continued with Schering-Plough until the founding of Kos in 1988. At Key Pharmaceuticals, he last served as Director of Product Development. Prior to 1981, Mr. Bova was employed by the USV pharmaceutical operation of Revlon Healthcare.


     DUNCAN H. COCROFT, joined the Company in September 1997 and serves as Senior Vice President, Chief Administrative Officer. Mr. Cocroft most recently served as Vice President and Chief Financial

Officer of International Multifoods Corporation from 1990 to 1997. He previously served as Vice President and Treasurer for SmithKline Beecham plc., from 1987 to 1990. Mr. Cocroft also served as Vice President and Treasurer of PHH Group, Inc., from 1979 to 1987.


     ANTHONY J. CUTIE, Ph.D. serves as Vice President, Aerosol Research and Development; he has been the Chief Scientific Officer of the Company's aerosol subsidiary since its founding in 1993. For more than 25 years, Dr. Cutie has been an industry consultant in pharmaceutical aerosols and has worked with over 50 pharmaceutical companies ranging from large multinationals to small generic companies. He has served as a consultant for the FDA, and he has been an active member of various United States Pharmacopia committees and two aerosol committees of the American Association of Pharmaceutical Scientists. Dr. Cutie also serves as Professor of Industrial Pharmacy at Long Island University.


     DAVID L. HEATHERMAN joined the Company in July 1996 and serves as Vice President, Sales. Mr. Heatherman worked for Schering-Plough from 1972 to 1996 in several sales and marketing positions, including Senior Product Promotion Director, Regional Sales Director, and Managed Care Director.


     FREDERICK A. SEXTON joined the Company in January 1996 and serves as Vice President, Technical Operations. Prior to joining the Company, Mr. Sexton was employed by Boehringer Ingelheim Pharmaceuticals from 1984 through 1995 in various production and quality assurance positions involving solid-dose and aerosol products. Prior to 1984, Mr. Sexton was employed by Ayerst Laboratories in research and production positions.



                  THE BOARD OF DIRECTORS AND BOARD COMMITTEES


     During the year ending December 31, 1997, the Board of Directors held 6 regularly scheduled and special meetings. During such year, all directors attended at least 75 percent of the meetings of the Company's Board of Directors and committees of which they were a member. In addition to attending meetings, directors discharge their responsibilities through review of Company reports to directors and correspondence and telephone conferences with the Company's executive officers, key employees, and others regarding matters of interest to the Company.


AUDIT COMMITTEE


     The Audit Committee reviews the scope and results of the annual audit of the Company's consolidated financial statements conducted by the Company's independent certified public accountants, the scope of other services provided by the Company's independent certified public accountants, proposed changes in the Company's financial accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financing controls. The Audit Committee also examines and considers other matters relating to the financial affairs and accounting methods of the Company, including selection and retention of the Company's independent certified public accountants. During the year ending December 31, 1997, the Audit Committee held one regularly scheduled meeting. Dr. Brademas, Dr. Jaharis, Dr. Lasagna, and Mr. Whittemore, each of whom is a non-employee director of the Company, constitute the Audit Committee.


COMPENSATION AND STOCK OPTION COMMITTEE


     The Compensation and Stock Option Committee is responsible for administering the Company's executive compensation, including base salaries, bonuses and awards of stock options. During the year ending December 31, 1997, the Compensation and Stock Option Committee did not meet separately as a committee, but deliberated and took action during meetings of the full Board of Directors. Dr. Jaharis, Dr. Novitch and Mr. Whittemore, each of whom is a non-employee director of the Company, constitute the Compensation and Stock Option Committee.

COMPENSATION OF DIRECTORS


     Each non-employee director of the Company is entitled to receive a fee of $1,000 for attendance at each meeting of the Board of Directors. In addition, each non-employee director is entitled to receive $500 for attendance at each meeting of a committee of the Board of Directors. All directors are reimbursed for travel expenses incurred in connection with the performance of their duties as directors.


     Each non-employee director is entitled to receive an option to purchase 5,000 shares of Common Stock upon their appointment to the Board of Directors and is entitled to receive an option to purchase 3,000 shares of Common Stock annually thereafter, so long as they continue to serve on the Board of Directors.


     Michael Jaharis has elected not to receive fees or stock options in connection with his serving as Chairman of the Board. Although Mr. Jaharis has been actively involved in the development of the Company's business strategy and in critical implementation decisions, he has never been paid compensation by the Company for acting in such capacity. The Company, however, leases an automobile for Mr. Jaharis' use.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "Commission") initial reports of beneficial ownership and reports of changes in beneficial ownership of the Company's Common Stock. The rules promulgated by the Commission under Section 16(a) of the Exchange Act require those persons to furnish the Company with copies of all reports filed with the Commission pursuant to Section 16(a).


     Based solely upon a review of Forms 3, Forms 4, and Forms 5 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) during the transition period from July 1, 1997, to December 31, 1997, all directors, executive officers and greater-than-ten-percent beneficial owners have filed with the Commission on a timely basis all reports required to be filed under
Section 16(a) of the Exchange Act.

                            EXECUTIVE COMPENSATION


     The following table summarizes the compensation during the fiscal years ended December 31, 1995, 1996 and 1997, earned by the Company's Chief Executive Officer and the four other highest paid executive officers of the Company during 1997 (collectively the "Named Executive Officers").


SUMMARY COMPENSATION TABLE



                                          ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                               ----------------------------------------- --------------------------------------
                                                                                    AWARDS             PAYOUTS
                                                                         ---------------------------- ---------
                                                                                         SECURITIES
                                                               OTHER      RESTRICTED     UNDERLYING
                                                              ANNUAL         STOCK        OPTIONS/       LTIP      ALL OTHER
NAME AND                         SALARY        BONUS       COMPENSATION    AWARD(S)         SARS       PAYOUTS    COMPENSATION
PRINCIPAL POSITION       YEAR     ($)           ($)             ($)           ($)           (#)          ($)         ($)(2)
----------------------- ------ --------- ---------------- -------------- ------------ --------------- --------- ---------------
Daniel M. Bell          1997    287,500       300,000(1)          --         --            75,000(1)     --          16,405(4)
President and CEO       1996    248,000       150,000             --         --           750,000(3)     --           4,209
                        1995    246,000            --             --         --                --        --           3,823

David J. Bova           1997    213,750        21,100(1)      28,900(6)      --            10,000(1)     --           1,077
Senior V. P.,           1996    190,000        25,000             --         --                --        --           1,350
Research and            1995    185,000            --             --         --                --        --             761
Development

Anthony J. Cutie        1997    157,500            --             --         --                --        --           6,303
Vice President,         1996    143,750            --             --         --                --        --           6,852
Aerosol Research        1995    131,250         5,208             --         --                --        --           7,945
and Development

David L. Heatherman     1997    151,400        60,000             --         --                --        --          25,154(5)
Vice President, Sales   1996     68,750        10,000             --         --            40,000        --             367
                        1995         --            --             --         --                --        --              --

Frederick A. Sexton     1997    170,000        65,000(1)          --         --            25,000(1)     --              81
Vice President,         1996    145,000        35,500             --         --            40,000        --          21,565(5)
Technical Operations    1995         --            --             --         --                --        --              --

----------------
(1) Awarded by the Company's Board of Directors on February 19, 1998.
(2) Consists of life insurance premiums, unless otherwise stated.
(3) The options were originally granted to Mr. Bell in August 1988. The option terms were amended on June 20, 1996, to extend the expiration date of the options from December 1996 to June 20, 2006. Other material terms of the options, including the exercise price, were not changed.
(4) Consists of life insurance premiums and $12,140 of automobile lease expenses for Mr. Bell.
(5) Consists of life insurance premiums and relocation expenses paid by the Company for Mr. Heatherman and Mr. Sexton of $25,098 and $21,431, respectively.
(6) Consists of a royalty, based on net sales of the NIASPAN/registered trademark/ product, payable to Mr. Bova under his employment agreement.

OPTION GRANTS IN LAST FISCAL YEAR


     There were no options to purchase Common Stock granted to the Named Executive Officers during the year ended December 31, 1997.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES


     The following table provides information about the number of aggregated option exercises during the last fiscal year and value of options held by the Named Executive Officers at December 31, 1997:


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND YEAR-END OPTION VALUES



                                                                     NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                    SHARES                                OPTIONS AT                   IN-THE-MONEY OPTIONS
                                   ACQUIRED         VALUE             FISCAL YEAR-END(#)             AT FISCAL YEAR-END($)(1)
                                 ON EXERCISE       REALIZED     -------------------------------   ------------------------------
NAME                                 (#)             ($)         EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------------------   -------------   -------------   -------------   ---------------   -------------   --------------
Daniel M. Bell ..............      150,000       $6,001,500        600,000               --        $8,904,000        $     --
David J. Bova ...............           --               --        275,000               --         4,039,750              --
Anthony J. Cutie ............           --               --         50,000               --           772,000              --
David L. Heatherman .........           --               --         10,000           30,000             4,400          13,200
Frederick A. Sexton .........           --               --         10,000           30,000            84,400         253,200

----------------
(1) The option value is based on the difference between the fair market value of the shares on December 31, 1997, which was $15.44 per share, and the option exercise price per share, multiplied by the number of shares of Common Stock subject to the option.


401(K) PLAN


     The Company's Internal Revenue Code Section 401(k) Plan, called the Kos Savings Plan, became effective on January 1, 1994. Each employee who has completed at least 90 days of service with the Company and has attained age 21 is eligible to make pre-tax elective deferral contributions each year not exceeding the lesser of a specified statutory amount or 15 percent of the employee's compensation for the year. An employee is always 100 percent vested in the employee's elective deferral contributions. The Company makes no contributions under this plan.


EMPLOYMENT AGREEMENTS


     The Company entered into an employment agreement with Daniel M. Bell dated as of July 1, 1996. Under the agreement, Mr. Bell serves as President and Chief Executive Officer of the Company for a term expiring on June 30, 2002, unless earlier terminated for cause, upon the death or disability of Mr. Bell, or, at the election of Mr. Bell, upon a change in control of the Company. In the event that Mr. Bell is terminated without cause or upon a change in control of the Company, Mr. Bell is entitled to receive as severance compensation his base salary, bonus compensation, and annual stock options until the later to occur of the date thirty-six months after such termination and June 30, 2002. The agreement provides that Mr. Bell receive base annual compensation of $250,000 for each year during the term of the agreement, subject to an annual increase in an amount to be determined by the Board of Directors. Under the agreement, Mr. Bell also receives an annual bonus and an annual stock option grant in amounts to be determined by the Board of Directors based upon Mr. Bell's and the Company's performance. The agreement also provides that the Company will provide Mr. Bell with the use of an automobile. Mr. Bell is prohibited from competing with the Company during the term of the agreement and for two years after termination thereof.


     David J. Bova entered into an employment agreement with the Company that expired December 31, 1997, but pursuant to which the Company has continuing obligations to Mr. Bova. The agreement provides that Mr. Bova receive royalties in an amount equal to one percent of the net sales of the Company's NIASPAN/registered trademark/ product and its combination Nicostatin/trademark/ product through December 31, 2003, up to a cap of $4,000,000. The agreement provides that, under certain enumerated circumstances, the royalty amount may be reduced to 0.5% of net sales. The agreement also provides that under certain specific circumstances, the Company's obligation to pay royalties may cease upon Mr. Bova's termination with the Company. As of December 31, 1997, the Company had accrued royalties under this agreement of approximately $29,000. The agreement prohibits Mr. Bova from competing with the Company for a period of two years after the end of the term of the agreement.


     The Company entered into an employment agreement with Anthony J. Cutie, Ph.D. dated as of June 20, 1996, pursuant to which Dr. Cutie serves as Vice President, Aerosol Research and Development. This agreement constitutes an amendment and restatement of a previous employment agreement with Dr. Cutie, dated September 1, 1993. Under the agreement, the term of Dr. Cutie's employment terminates on December 31, 1999, unless earlier terminated for cause, upon the death and disability of Dr. Cutie, or, at the election of Dr. Cutie, upon a change in control of the Company. Notwithstanding the foregoing, the Company may exercise an option to extend the term of the agreement for up to twenty-four additional months, and Dr. Cutie may elect to extend the term of the agreement for up to eight years, during which period Dr. Cutie may serve the Company as a consultant. The agreement provides that Dr. Cutie receive a base salary of $165,000 per year, commencing July 1, 1997, which amount may be increased by the Company. In addition, the agreement provides that Dr. Cutie receive royalties in an amount equal to one percent of the net sales of the Company's aerosol products formulated by Dr. Cutie through December 31, 2005, up to a cap of $1,500,000. The agreement provides that, under certain circumstances, the royalty amount may be reduced to 0.5% of net sales. The agreement also provides that under certain circumstances, the Company's obligation to pay royalties may cease upon Dr. Cutie's termination. The agreement prohibits Dr. Cutie from competing with the Company during the term of the agreement and for a period of two years after the termination thereof.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Prior to the Company's IPO on March 12, 1997, at which time the Board of Directors established the Compensation and Stock Option Committee, Michael Jaharis, the Company's Chairman of the Board, and Daniel M. Bell, the Company's President and Chief Executive Officer, participated in deliberations of the Company's Board of Directors concerning executive officer compensation. Following March 12, 1997, all decisions regarding compensation of the Company's executive officers have been subject to the authority of the Compensation and Stock Option Committee.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     The Compensation and Stock Option Committee is responsible for determining compensation levels, including bonuses, for the officers of the Company other than executive officers, and awarding stock options to such officers. The Compensation and Stock Option Committee recommends to the Board of Directors the cash and equity compensation of the Company's executive officers. Dr. Jaharis, Dr. Novitch, and Mr. Whittemore, each of whom is a non-employee director of the Company, constitute the Compensation and Stock Option Committee.


     In determining the compensation of the Company's executive officers, the Compensation and Stock Option Committee takes into account all factors that it considers relevant, including business conditions in general and the Company's performance during the year in light of such conditions, the market compensation for executives of similar background and experience, and the performance of the specific executive officer under consideration and the business area of the Company for which such executive officer is responsible. The structure of each executive compensation package is weighted towards incentive forms of compensation so that such executive's interests are aligned with the interests of the shareholders of the Company. The Compensation and Stock Option Committee believes that granting stock options provides an additional incentive to executive officers to continue in the service of the

Company and gives them an interest similar to shareholders in the success of the Company. The compensation program for executive officers consists of grants of stock options, in addition to base salaries and bonuses.


     The Company has entered into an employment agreement dated as of July 1, 1996, with Mr. Bell, the Company's President and Chief Executive Officer. As President and Chief Executive Officer, Mr. Bell's bonus and stock option compensation is directly related to corporate performance. A portion of Mr. Bell's compensation for the year ended December 31, 1997, was determined by the Board of Directors prior to the establishment of the Compensation and Stock Option Committee. The factors that both the Board of Directors and the Compensation and Stock Option Committee considered in determining Mr. Bell's compensation were as follows. Mr. Bell is a co-founder of the Company and has been primarily responsible, since its inception, for managing the Company in its effort to develop and obtain regulatory approval to market its first product, NIASPAN/registered trademark/. Mr. Bell has also been primarily responsible for many of the significant milestones achieved by the Company in 1997, including the Company's receiving marketing clearance from the U.S. Food and Drug Administration for the Company's first product, NIASPAN/registered trademark/; the creation of a sales organization capable of launching and marketing the NIASPAN/registered trademark/ product; overseeing the scale-up of the Company's manufacturing facilities to support the sale of NIASPAN/registered trademark/; and managing the continued progress of the Company's products under development. In addition, Mr. Bell was instrumental in the success of the Company's public offerings, that raised approximately $110 million for the Company.


       Frederick B. Whittemore, Chairman
       Steven Jaharis, M.D.
       Mark Novitch, M.D.

                               PERFORMANCE GRAPH


     The following graph compares the cumulative total shareholder return on the Company's Common Stock during the year ended December 31, 1997, with the cumulative total shareholder return of companies comprising the Nasdaq Stock Market (U.S.) Index and the total shareholder return of a peer group of companies comprising the Nasdaq Pharmaceutical Index, which includes pharmaceutical companies traded on the Nasdaq Stock Market. The Company will provide shareholders, upon request, with a list of the companies included in the Nasdaq Pharmaceutical Index. The Company commenced public trading on March 7, 1997, and, therefore, the graph and table include data only since such date (except for Nasdaq Indexes, which commence on February 28, 1997). The graph assumes an initial investment of $100 and reinvestment of all dividends.


                               [GRAPHIC OMITTED]



               COMPARISON OF 10-MONTH CUMULATIVE TOTAL RETURNS
-----------------------------------------------------------------------------
                                                               YEAR ENDED
COMPANY/INDEX                                BASE DATE*     DECEMBER 31, 1997
-----------------------------------------   ------------   ------------------
Kos Pharmaceuticals, Inc.                       $100              $103
Nasdaq Stock Market (U.S.) Index                 100               121
Nasdaq Pharmaceutical Index                      100                95

        ----------------
        * Reflects $100 invested on March 7, 1997, in Kos stock and $100 invested on February 28, 1997, in each index, including reinvestment of dividends.

                                  PROPOSAL 2:

RATIFY THE APPOINTMENT OF THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     The firm of Arthur Andersen LLP, certified public accountants, served as the Company's independent certified public accountants for the year ended December 31, 1997. Arthur Andersen LLP has advised the Company that the firm does not have any direct or indirect financial interest in the Company or its subsidiary, nor has such firm had any such interest in connection with the Company or its subsidiary during the past year, other than in its capacity as the Company's independent certified public accountants. The Board of Directors has appointed Arthur Andersen LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1998. Although the Board is not required to do so, it is submitting its selection of the Company's independent certified public accountants for ratification at the Annual Meeting, in order to ascertain the views of its shareholders. The Board will not be bound by the vote of the shareholders; however, if the selection is not ratified, the Board would reconsider its selection. Representatives of Arthur Andersen LLP may be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.


RECOMMENDATION


     THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.



                                 ANNUAL REPORT


     The Company's 1997 Annual Report to Shareholders, including financial statements for the year ended December 31, 1997, is being distributed to all shareholders of the Company together with this Proxy Statement, in satisfaction of the requirements of the Securities and Exchange Commission. Additional copies of such report are available upon request. To obtain such additional copies, please contact the Company's Investor Relations Department at (305) 577-3464.



                             SHAREHOLDER PROPOSALS


     Pursuant to Rule 14a-8 under the Exchange Act, shareholders of the Company may present proper proposals for inclusion in the Company's Proxy Statement and for consideration at the next annual meeting by submitting their proposals to the Company in a timely manner. Any shareholder of the Company who wishes to present a proposal for inclusion in the Proxy Statement for action at the 1999 Annual Meeting of Shareholders must comply with the Company's Bylaws and the rules and regulations of the Securities and Exchange Commission then in effect. Such proposal must have been mailed to the Company at its offices at 1001 Brickell Bay Drive, 25th Floor, Miami, Florida 33131, Attention: Secretary, and must be received by the Company before November 25, 1998.



                                 OTHER MATTERS


     The Board of Directors is not aware of any other matters to come before the Meeting. If, however, any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote said proxy in accordance with their judgment in such matters.

                           KOS PHARMACEUTICALS, INC.

                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 27, 1998
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Michael Jaharis and Daniel M. Bell, as Proxies, with full power to act without the other and each with power of substitution, and hereby authorizes them, to represent and vote, as designated on the reverse side of this card, all shares of Common Stock of Kos Pharmaceuticals, Inc. (the "Company") held of record by the undersigned at the close of business on March 12, 1998, at the Annual Meeting of Shareholders to be held on April 27, 1998, or any adjournment thereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE 1998 ANNUAL MEETING OF THE COMPANY'S SHAREHOLDERS.

                         (TO BE SIGNED ON REVERSE SIDE)
--------------------------------------------------------------------------------
A [X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2

PROPOSAL 1: ELECTION OF DIRECTORS

FOR all nominees listed at right                              [ ]

WITHHOLD AUTHORITY to vote for all nominees listed at right   [ ]

NOMINEES:
1. Michael Jaharis            [ ]
2. Daniel M. Bell             [ ]
3. Robert E. Baldini          [ ]
4. John Brademas, Ph.D.       [ ]
5. Steven Jaharis, M.D.       [ ]
6. Louis C. Lasagna, M.D.     [ ]
7. Mark Novitch, M.D.         [ ]
8. Frederick B. Whittemore    [ ]

(Instruction: To withhold authority to vote for any individual nominee, mark the box next to the nominee's name at right).

Should any nominee decline or be unable to accept such nomination to serve as a director, an event that the Company does not currently anticipate, the persons named in the enclosed proxy reserve the right, in their discretion, to vote for a lesser number or for substitute nominees designated by the Board of Directors.

PROPOSAL 2: TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS

FOR      [ ]
AGAINST  [ ]
ABSTAIN  [ ]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.


PLEASE CHECK HERE IF YOU EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS.[ ]

SIGNATURES: ________________________         ________________________________

Date:       ________________________

NOTE: PLEASE SIGN EXACTLY AS NAMED OR NAMES APPEAR ON STOCK CERTIFICATE (AS INDICATED HEREON). WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF THE SIGNATURE IS BY A CORPORATION, SIGN THE FULL COMPANY NAME BY A DULY AUTHORIZED OFFICER.